EXHIBIT 5.1

PILLSBURY WINTHROP LLP

50 Fremont Street

San Francisco, California 94105

October 7, 2004

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, Delaware 19880

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Incyte Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, with a maximum aggregate offering price of $175,000,000, all of which will be authorized but heretofore unissued shares to be offered and sold by the Company (the “Company Shares”). (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”), is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee, the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of the Company Shares and related matters and when the Company Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such action of the Board, the Company Shares (including any Company Shares registered pursuant to a Rule 462(b) registration statement) will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Company Shares, the Registration Statement will have been declared effective by the Securities and Exchange Commission (the “Commission”) under the Act and a Prospectus Supplement to the Prospectus forming a part of the Registration Statement relating to the offer and sale of such Company Shares will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) the Company has a sufficient number of authorized but unissued shares of Common Stock under the Certificate of Incorporation of the Company at the time of such issuance, and (c) the Board shall not have rescinded or otherwise modified the authorization of the Company Shares.

Incyte Corporation

October 7, 2004

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/    PILLSBURY WINTHROP LLP